Exhibit 99

News Release

ExxonMobil

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

972 444 1107 Telephone

972 444 1138 Facsimile

CONTACT:

Prem Nair, ExxonMobil

703-846-4467

FOR IMMEDIATE RELEASE

FRIDAY, OCTOBER 15, 2004

SUPREME COURT AGREES TO REVIEW PART OF ALLAPATTAH CASE

FAIRFAX, VA, October 15 -- Exxon Mobil Corporation today confirmed the Supreme Court's decision to review one of the issues raised by ExxonMobil in the Allapattah case.

The Exxon dealers had participated in a voluntary discount for cash program designed to enable them to be more competitive with retailers who sold on a cash-only basis. The program that ran from 1982 to 1994 allowed dealers to lower the cost of gasoline sold to cash customers by removing credit card costs and recovering those costs from customers who chose to purchase gasoline with credit cards.

A group of Exxon dealers filed a lawsuit in Florida in 1991 alleging that with the adoption of Discount for Cash, Exxon had not reduced its price to the dealers by an amount which, on average and over time, would offset the costs of credit card processing fees.  Exxon firmly believed it had provided dealers the offset as agreed. Prior to Discount for Cash, the cost of credit was included in the price charged to the dealers. The actual discount amount at the pump offered to customers was left up to individual dealers who are independent businesspersons.

ExxonMobil places the highest value on business ethics and integrity and believes it acted in good faith and met its obligations in the best interests of the dealers and customers.

In light of the Court's decision to grant review of a part of ExxonMobil's appeal, ExxonMobil has determined to take an after-tax charge of $550 million which will be reflected in Exxon Mobil Corporation's third quarter results.  While ExxonMobil is taking a charge at this time, depending on the resolution of the case in the U.S. Supreme Court ExxonMobil may pursue further relief from the judgment in the District Court.